Consent of Independent Mining Consultants Inc.

We consent to the use by Western Goldfields, Inc. in connection with its Registration Statement on Form SB-2 and related prospectus, and any amendments thereto, for the registration of its Common Shares (the “Registration Statement”), of our findings included in the “Feasibility Study on the Mesquite Mine Expansion, Imperial County, California” Report on the Mesquite Mine, dated August 15, 2006, and any amendments thereto, and all information derived from our “Feasibility Study on the Mesquite Mine Expansion, Imperial County, California” Report. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading “Experts.”

We hereby certify that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement derived from our findings in the “Feasibility Study on the Mesquite Mine Expansion, Imperial County, California” Report or that such disclosure contains any misrepresentation of the information contained in our report.

Independent Mining Consultants Inc.

By: /s/Michael G. Hester
Name: Michael G. Hester
Title: Vice President

September 12, 2006